Exhibit 99.2

AON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which AON’s management believes is relevant to an assessment and understanding of AON’s results of operations and financial condition. You should read the following discussion and analysis of AON’s financial condition and results of operations together with AON’s condensed consolidated unaudited financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, and its audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with the related notes thereto, included in AON’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed November 14, 2023 and this Current Report on Form 8-K. This discussion and analysis should also be read together with the description of AON’s business in the section entitled “Business” in AON’s reports and filings with the Securities and Exchange Commission.
Certain of the information contained in this discussion and analysis or set forth elsewhere in this section, including information with respect to plans and strategy for AON’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” in AON’s Proxy Statement/Prospectus filed on July 18, 2023 and AON’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed November 14, 2023. AON’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from AON’s forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in the AON’s reports and filings with the Securities and Exchange Commission.
Overview
Since its inception in 2018, AON has offered an innovative model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of September 30, 2023, we have 109 physicians and 96 advanced practice providers across 85 locations in 19 states and the District of Columbia. Our robust platform provides oncology practices with comprehensive support, access to revenue- diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.
Our mission is to provide the best cancer care that is affordable and close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. We deliver cancer care innovation by bringing new treatments to the forum and also by ensuring access to the necessary adjacent services to provide comprehensive quality cancer care and preserving the delivery of personalized cancer care in the community oncology setting.
Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology services, a fully integrated technology platform anchored by an oncology- specific electronic medical record system, as well as a caring management team and a variety of financial assistance programs, our patients receive expert cancer care at each of our clinics.
We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology services providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.
As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring we remain focused on care quality over care quantity and maintaining a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision- making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.

Though our network spans the country, our clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices not only unite in collaboration through a physician advisory board, but they also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a Pharmacy and Therapeutics Committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.
We have invested significantly in a resilient, integrated technology platform to support the practices which includes a fully integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences that meets or exceeds the Office of Inspector General (“OIG”) guidelines.
We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the Network Practices to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.
The Business Combination
On September 20, 2023 (the “Closing Date”), DTOC and AON undertook a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company are held by AON, and DTOC became a member of AON. In connection with the closing of the Business Combination, DTOC changed its name to “American Oncology Network, Inc.” (referred to herein as “AON”).
As a result of, and in connection with, the Closing, among other things, (i) AON amended and restated its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify its existing Class A units, Class A-1 units and Class B units into a single class of AON LLC common units that were exchanged on a one-to-one basis for shares of AON Class A Common Stock (“AON Class A Common Stock”) and its existing AON Class C units into AON Series A preferred units; (ii) AON converted profit pool units of certain of AON’s subsidiaries into an equal number of AON LLC common units and shares of AON Class B Common Stock (“AON Class B Common Stock”), which together are exchangeable into shares of AON Class A Common Stock (together with the AON Class B Common Stock, the “AON Common Stock”); (iii) AON amended and restated its charter (the “Charter”) to provide for (a) the conversion of all existing shares of DTOC Class B Common Stock into shares of AON Class A Common Stock on a one-to-one basis, (b) amendment of the terms of AON Class B Common Stock to provide holders voting rights but no economic rights and (c) designation of a new series of AON preferred stock as Series A convertible preferred stock (the “AON Series A Preferred Stock”) with such rights and preferences as provided for in the certificate of designation of the AON Series A Preferred Stock (the “AON Series A Certificate of Designation”); and (iv) among other things, (a) AON issued common units to AON in exchange for a combination of cash and shares of AON Class B Common Stock and warrants to acquire shares of AON Class B Common Stock (the “Class B Prefunded Warrants”), (b) AON was admitted as a member of AON, (c) AON distributed shares of AON Class B Common Stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON reserved a specified number of additional shares of AON Class A Common Stock after the Closing for issuance to eligible participants, (e) Merger Sub merged with and into the AON Class C Preferred Investor whereby the separate existence of Merger Sub ceased and AON issued a number of shares of AON Series A Preferred Stock equal to the number of AON Series A preferred units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor (the “First Step”), (f) promptly after the First Step, the AON Class C Preferred Investor merged with and into AON whereby the separate existence of the AON Class C Preferred Investor ceased and AON held all the AON Series A preferred units and (g) from and after the Closing (but subject to lock-up restrictions), the AON common equityholders (other than AON) will have the right (but not the obligation) to exchange AON LLC common units together with an equal number of shares of AON Class B Common Stock (whether held directly or indirectly through Class B Prefunded Warrants) for shares of AON Class A Common Stock.

In addition, in connection with the Closing of the Business Combination, DTOC completed the offer to the holders of AON Class B-1 units to exchange their AON Class B-1 units for such number of newly issued shares of AON Class A Common Stock equal to the ratio set forth in the Business Combination Agreement (such offer, the “Exchange Offer”). DTOC and AON solicited consents from the holders of AON Class B-1 units to make certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted, which provided for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON Class B-1 units into shares of AON Class A Common Stock (collectively, the “Proposed Amendments”). The requisite number of holders of Class B-1 units provided their consent to the Proposed Amendments, and as a result, in connection with the closing of the Business Combination, all AON Class B-1 units were exchanged for an aggregate of 1,047,343 shares of AON Class A Common Stock.
Immediately after giving effect to the Business Combination, there were (i) 9,532,354 issued and outstanding shares of AON Class A Common Stock, which includes common stock held by DTOC stockholders and Digital Transformation Sponsor LLC (the “Sponsor”) (including those shares subject to vesting and forfeiture pursuant to the Sponsor Support Agreement), but does not include shares which may be issued under the Incentive Equity Plan (as defined below) and (ii) 25,109,551 issued and outstanding shares of AON Class B Common Stock. As of the Closing Date, (i) AON’s equityholders (not including holders of our Series A Preferred Stock) beneficially owned approximately 63.3% of the outstanding shares of AON Common Stock, (ii) the public stockholders of DTOC immediately prior to the Closing beneficially owned approximately 0.36% of the outstanding shares of AON Common Stock, (iii) the Sponsor and the DTOC officers and directors immediately prior to the Closing Date beneficially owned approximately 20.2% of the outstanding shares of AON Common Stock, and (iv) holders of outstanding AON Series A Preferred Stock beneficially owned approximately 16.1% of the outstanding shares of AON Common Stock (based upon conversion of the AON Series A Preferred Stock at an initial conversion price of $10.00 per share).
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DTOC is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on AON’s directors comprising a majority of the board seats for AON’s board of directors, AON senior management comprising substantially all of the senior management of the post-combination company, and AON comprising the substantive operations pre-combination as well as the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AON with the Business Combination being treated as the equivalent of AON issuing stock for the net assets of DTOC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Key Factors Affecting Performance & Non-GAAP Measures
Factors Affecting Our Revenues
There are many factors that drive patient service revenues; however, we focus on certain key metrics such as:
•	Total patient encounters which include initial consultations and treatments, new patient encounters, recurring patient encounters and treatments, and cancer vs non cancer patients.
•
Patient referrals which are also an important driver of patient service revenue; we manage the referral pipeline locally through the coordinated efforts of our physician liaisons working with our physicians to market our practices by visiting referral sources such as, primary care providers and other medical specialties.

Factors Affecting Our Operating Costs
Operating costs are primarily dependent upon factors such as:
•
The cost of prescription drugs used in our treatment plans which include both intravenous and oral oncolytics. The management of these costs are a critical component of our business as it is our single largest expense. We manage this cost by strategic volume purchases and continuously evaluating the most clinically effective drug for cancer type through our Pharmaceutical and Therapeutics Committee.

•	Clinical compensation and benefits, including non-medical personnel, represent our second largest operating expense. These costs are impacted by both micro and macro-economic factors as well as local competition for personnel that could impact costs associated with personnel. In particular, in all of our markets, we have seen significant increases in compensation for qualified nursing resources. We continuously monitor wages period over period to mitigate the impact of variations in industry and macro-economic labor conditions.
•
We lease all of our facilities, therefore real-estate costs are a significant component of our operating costs. We continuously monitor local and national real estate conditions to actively manage our exposure to fluctuating occupancy costs.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance
Adjusted EBITDA
This filing includes the non-GAAP financial measure “Adjusted EBITDA”. Management views this metric as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions. Management believes this measure provides an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the business.
Adjusted EBITDA is defined as net income prior to interest income, interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain other non-cash charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as expenses incurred related to major operational transitions and transaction costs. We believe these expenses and non-recurring charges are not considered an indicator of ongoing company performance. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below. We believe Adjusted EBITDA is useful to investors in evaluating our performance because the measure considers the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined above.
The Company includes Adjusted EBITDA because it is an important measure upon which our management uses to assess the results of operations, to evaluate factors and trends affecting the business, and to plan and budget future periods. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by management may differ from the non-GAAP measures used by other companies, including the Company’s competitors. Management encourages investors and others to review the Company’s financial information in its entirety, and not to rely on any single financial measure. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.
Adjusted Net Income
We define Adjusted Net Income as net income, plus (i) the mark to market charge on derivative liabilities that are (a) non-cash or (b) non-operating in nature, (ii) the mark to market, non-cash charge on the derivative related to the public and private warrants, and (iii) nonrecurring transaction costs incurred by the AON and DTOC in conjunction with the Business Combination. Management believes Adjusted Net Income is a useful non GAAP measure because it reflects the impact of non-recurring and recurring, non-cash gain/loss on derivatives and non-cash stock compensation related to the Class B-1 shares that vested in their entirety upon closing of the transaction on net income related to the closing of the Business Combination with DTOC.
Components of Results of Operations
Patient Service Revenue, net
The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) pharmacy benefit managers (“PBMs”); (iii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iv) state governments under Medicaid and other programs, including managed Medicare and Medicaid; and (v) individual patients.

The primary elements of patient service revenue are from fee for service (“FFS”) revenue which includes revenue from required patient infusion and injection treatments, as well as oral prescription drugs. FFS revenue comprise revenues in which we bill and collect for medical services rendered by our physicians or nurse practitioners including office visits and consults. FFS revenue also includes infusion therapies and treatment. FFS revenue consists of fees for medical services provided to patients. Payments for services provided are generally less than billed charges. The Company records revenue net of an allowance for contractual adjustments, which represents the net revenue expected to be collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients.
These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plan, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries). The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on certain factors, such as, the proper completion of medical charts following a patient encounter, proper medical coding of the charts, and the verification and authorization of each patient’s eligibility at the time services are rendered as to the payor(s) responsible for payment of such services.
Oral prescription drugs comprise revenues from prescriptions written by our doctors to their patients which are dispensed directly by AON’s specialty pharmacy. Revenue for the oral prescription is based on fee schedules set by various PBMs and other third-party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on adherence and other metrics. DIR fees may be significant and may be assessed in the periods after payments are received against future payments. The Company recognizes revenue, net of estimated DIR fees, at the time the patient takes possession of the oral drug.
Other Revenue
Other revenue is primarily generated from service arrangements with various hospitals systems and data contracts as well as through clinical trials.
Cost of Revenue
Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, medical supplies, and clinical occupancy costs. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses. Specialty pharmacy costs primarily include the cost of oral medications dispensed from the specialty pharmacy including overhead costs for running a free-standing pharmacy and shipping costs to patients.
General and administrative
Our general and administrative expenses include corporate occupancy costs, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development. Depreciation and amortization expenses are also included in general and administrative expenses. The Company expects its general and administrative expenses to increase over time following the consummation of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that the Company will incur as a public company, as well as other costs associated with continuing to grow the business. While we expect general and administrative expenses to increase in the foreseeable future, such expenses on average are expected to decrease as a percentage of revenue over the long term, as the company continues to scale its operations.
Transaction Expenses
Transaction expenses consist of legal services, professional fees and other due diligence expenses that were incurred in connection with the Business Combination. These transaction expenses are considered non-recurring and as a result are included as an add-back in the Company’s adjusted EBITDA calculation.

Results of Operations
Comparison of the Three Months and Nine Months Ended September 30, 2023 and 2022 Revenue
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Patient service revenue, net	$332,195	$293,612	$38,583	13.1%	$945,681	$840,507	$105,174	12.5%
Other revenue	4,110	3,712	398	10.7%	9,322	8,765	557	6.4%
Total revenue	$336,305	$297,324	$38,981	13.1%	$955,003	$849,272	$105,731	12.4%
For the three months ended September 30, 2023 and 2022 revenue increased $39.0 million, or 13.1%, primarily due to a $38.6 million increase in patient service revenue and a $0.4 million increase in other revenue.
For the nine months ended September 30, 2023 and 2022 revenue increased by $105.7 million, or 12.4%, primarily due to a $105.1 million increase in patient service revenue and a $0.6 million increase in other revenue.
Patient service revenue, net
For the three months ended September 30, 2023 and 2022 the $38.6 million increase in revenue is attributable to organic growth seen between periods due to an increase of patient encounters of 6.0% driving $38.1 million of the revenue increase.
For the nine months ended September 30, 2023 and 2022 the $105.2 million increase in revenue is partially attributable to organic growth seen between periods due to an increase of patient encounters of 5.7% driving $86.0 million of the revenue increase. An additional $19.1 million increase in patient service revenue was due to the impact of one acquisition and five affiliate agreements in 2022 which are fully reflected in the nine months ended September 30, 2023 as well as three affiliate agreements entered into during the nine months ended September 30, 2023.
Other revenue
For the three months ended September 30, 2023 and 2022 other revenue increased $0.4 million primarily due to an increase in clinical trial revenue.
For the nine months ended September 30, 2023 and 2022 other revenue increased $0.6 million primarily due to an increase in clinical trial revenue.
Operating Expenses
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Cost of revenue	$310,894	$267,647	$43,247	16.2%	$880,827	$780,658	$100,169	12.8%
General and administrative expenses	25,199	23,432	1,767	7.5%	72,831	66,155	6,676	10.1%
Transaction expenses	24,603	151	24,452	*	29,886	151	29,735	*
Total costs and expenses	$360,696	$291,230	$69,466	23.9%	$983,544	$846,964	$136,580	16.1%
*	— % not meaningful
For the three months ended September 30, 2023 and 2022, operating expenses increased $55.0 million, or 18.9%, due to a $43.2 million increase in cost of revenue, a $1.8 million increase in general and administrative expenses and a $10.0 million increase in transaction expenses.
For the nine months ended September 30, 2023 and 2022, operating expenses increased $122.2 million, or 14.4%, due to a $100.2 million increase in cost of revenue, a $6.7 million increase in general and administrative expenses and a $15.3 million increase in transaction expenses.

Cost of revenue
For the three months ended September 30, 2023 and 2022, cost of revenue increased $43.2 million which was primarily driven by drug and medical supply costs, due to both increased patient encounters and cost per encounter. The volume of patient encounters at our practices increased cost of revenue by $13.4 million, and the cost per encounter drove a $24.2 million increase. The increased cost of patient encounters was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required. Company also incurred a one time, non-recurring $4.8 million expense related to non-cash stock compensation as a result of closing of the transaction. The remaining increase of cost of revenue relates to drug and supply costs from two affiliate agreements entered into during the three months ended September 30, 2023.
For the nine months ended September 30, 2023 and 2022, cost of revenue increased $100.2 million which was primarily driven by drug and medical supply costs, due to both increased patient encounters and cost per encounter. The volume of patient encounters at our practices increased cost of revenue by $35.7 million, and the cost per encounter drove a $44.1 million increase. The increased cost of patient encounters was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required. An additional $15.9 million of increase in cost of revenue relates to drug and supply costs from one acquisition and five affiliate agreements in 2022 which are fully reflected in the nine months ended September 30, 2023 as well as three affiliate agreements entered into during the nine months ended September 30, 2023. Company incurred a one time, non-recurring $4.8 million of non-cash stock compensation expense as a result of closing of the transaction.
General and administrative expense
For the three months ended September 30, 2023 and 2022, the $1.8 million increase in general and administrative expenses was driven by a $2.0 million increase in costs associated with the Company’s revenue cycle function.
For the nine months ended September 30, 2023 and 2022, the $6.7 million increase in general and administrative expenses was primarily driven by a $5.5 million increase in revenue cycle costs associated with the Company’s growth and optimization of our revenue cycle function. The remaining increase was driven by an increase in depreciation and amortization of $1.1 million.
Transaction expense
For the three months ended September 30, 2023 and 2022, the $24.5 million increase in transaction expenses was driven by the legal, accounting, and consulting fees incurred by the Company due to the Business Combination that closed in September of 2023.
For the nine months ended September 30, 2023 and 2022, the $29.7 million increase in transaction expenses was driven by the legal, accounting, and consulting fees incurred by the Company due to the Business Combination that closed in September of 2023.
Other Income (Expense)
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Interest expense	$(1,532)	$(924)	$(608)	65.8%	$(4,500)	$(2,034)	$(2,466)	121.2%
Interest income	373	49	324	*	499	104	395	*
Other (expense) income, net	(3,309)	388	(3,697)	(952.8%)	(7,689)	849	(8,538)	(1005.7%)
Total other expense	$(4,468)	$(487)	$(3,981)	817.4%	$(11,690)	$(1,081)	$(10,609)	981.4%
*	— % not meaningful
Interest expense
The increase in interest expense for the three and nine months ended September 30, 2023 was due to an increase in interest rates resulting from an increase in the federal funds rate from 3.25% in the third quarter of 2022 to 5.50% in the third quarter of 2023.

Other (expense) income, net
For the three months ended September 30, 2023 and 2022 the increase in other expense is attributable to a non-cash charge of $3.3 million related to the fair value adjustment of the Class A-1 & Class C derivative liability, in addition to a non-cash charge of $0.2 million related to the fair value of the Public and Private Warrant liabilities.
For the nine months ended September 30, 2023 and 2022 the increase in other expense is attributable to a non-cash charge of $8.3 million related to the fair value adjustment of the Class A-1 & Class C derivative liability, in addition to a non-cash charge of $0.2 million related to the fair value of the Public and Private Warrant liabilities.
Income taxes
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Provision for income taxes	$315	$—	$315	*	$315	$—	$315	*
Effective tax rate	(1.1)%	—%			(0.8)%	—%
*	— % not meaningful
The Company’s effective income tax rate was (1.1)% and 0% for the three months ended September 30, 2023 and 2022, respectively and (0.8)% and 0% for the nine months ended September 30, 2023 and 2022 respectively. The effective income tax rate for the three and nine months ended September 30, 2023 and 2022 differed from the federal statutory rate primarily as a result of the Closing on September 20, 2023, resulting in a portion of the Company's consolidated pre-tax earnings, which were previously not subject to income taxes, flowing into a taxable corporation included in the Company's post transaction structure.
Comparison of the Years Ended December 31, 2022 and 2021 Revenue
	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Patient service revenue, net	$1,137,932	$938,242	$199,690	21.3%
	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Other revenue	11,738	5,505	$6,233	113.2%
Total revenue	$1,149,670	$943,747	$205,923	21.8%
Revenue increased by $205.9 million, or 21.8%, primarily due to a $200.0 million increase in patient service revenue and a $6.2 million increase in other revenue.
Patient service revenue, net
The $200.0 million increase in patient services revenue was primarily due to the impact of five acquisitions and six affiliate agreements, including five in 2021 which are fully reflected in the year ended December 31, 2022, and accounted for $144.0 million of the increase in revenues between the periods.
Organic growth, excluding the acquired practices, drove the remaining increase in revenue. Patient encounters at our practices increased revenue by $10.0 million, and $50.5 million of our increased revenue was attributed to the drug and service mix that patients required based on their clinical diagnoses and treatment plans.
Other revenue
Other revenue increased $6.2 million primarily due to a clinical trial agreement entered into during 2022 and an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.

Operating Expenses
	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Cost of revenue	$1,054,217	$865,788	$188,429	21.8%
General and administrative expenses	89,887	77,048	12,839	16.7%
Total costs and expenses	$1,144,104	$942,836	$201,268	21.3%
Operating expenses increased $201.3 million, or 21.3%, due to a $188.4 million increase in cost of revenue and a $12.8 million increase in general and administrative expenses.
Cost of revenue
Cost of revenue increased $188.4 million which was primarily driven by an increase of $113.4 million of drug and medical supply costs, $3.4 million of occupancy costs, and $17.3 million in clinical compensation and benefits related to the acquisition of five practices and six new affiliate agreements, including five in 2021 which are fully reflected in the year-ended December 31, 2022.
Organic growth, excluding the practices above, drove the remaining increase of drug and medical supply costs within cost of revenue. The volume of patient encounters at our practices increased cost of revenue by $7.7 million, and the cost per encounter drove a $47.1 million increase. The cost of patient encounter was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required.
General and administrative expense
The increase in general and administrative expenses were primarily driven by a $7.0 million increase in corporate compensation due to the termination of the Company’s third party back office provider in 2021 which resulted in ramping up hiring of corporate personnel as well as increases due to the inflationary effects of tight labor markets nationally. Further, there was a $4.7 million increase in IT costs, $4.7 million increase in consulting & accounting fees, and a $1.5 million increase in postage costs. These increases were offset by a decrease of approximately $4.7 million in central service fees as well as a $1.5 million decrease in value-based care costs related to the federal oncology care model which ended in December of 2021.
Other Income (Expense)
	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Interest expense	$(3,417)	$(1,419)	$(1,998)	140.8%
Interest income	151	127	24	*
Other income, net	289	736	(447)	*
Total other expense	$(2,977)	$(556)	$(2,421)	*
*	— % not meaningful
Interest expense
The increase in interest expense was due to an increase in interest rates resulting from the seven increases in the federal funds rate during 2022.
Other income, net
The decrease of other income, net is primarily attributable to a $0.4 million decrease in sublease rental income.
Income taxes
	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Income tax expense	$ —	$460	$(460)	—
*	— % not meaningful

The Company’s effective income tax rate was 0.0% and 129.33% for the years ended December 31, 2022 and 2021, respectively. The provision for income taxes was $0 and $460 for the years ended December 31, 2022 and 2021, respectively. The change in the provision for income taxes was primarily due to a full valuation allowance on all corporate entities recorded against the Company’s deferred tax assets during 2022.
Comparison of the Years Ended December 31, 2021 and 2020 Revenue
	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Patient service revenue, net	$938,242	$714,678	$223,564	31.3%
HHS grant income	—	6,841	(6,841)	(100.0)%
Other revenue	5,505	3,224	2,281	70.8%
Total revenue	$943,747	$724,743	$219,004	30.2%
Revenue increased by $219.0 million, or 30.2%, primarily due to a $223.6 million increase in patient service revenue and a $2.3 million increase in other revenue, offset by a $6.8 million decrease in HHS grant income.
Patient service revenue, net
The $223.6 million increase in patient services revenue was primarily due to the impact of 10 acquisitions and one affiliate agreement, including six in 2020 which are fully reflected in the year ended December 31, 2021 and accounted for $199.1 million of the increase in revenues between the periods. Organic growth, excluding the acquired practices, drove the remaining increase in revenue. Increased revenue of approximately $24.9 million was primarily attributable to an increase in patient encounters of 5.8%.
HHS grant income
The decrease in HHS grant income was due to the Department of Health and Human Services providing a one-time grant of $6.8 million in 2020 to support small businesses during the COVID-19 pandemic which is not required to be repaid, but no similar grant was provided in 2021.
Other revenue
Other revenue increased $2.3 million primarily due to an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.
Operating Expenses
	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Cost of revenue	$865,788	$658,638	$207,150	31.5%
General and administrative expenses	77,048	44,033	33,015	75.0%
Total costs and expenses	$942,836	$702,671	$240,165	34.2%
Operating expenses increased $240.2 million, or 34.2%, due to a $207.2 million increase in cost of revenue and a $33.0 million increase in general and administrative expenses.
Cost of revenue
Cost of revenue increased $207.2 million which was primarily driven by an increase of $153.2 million of drug and medical supply costs, $4.6 million of occupancy costs, and $24.9 million in clinical compensation and benefits related to the acquisition of 10 practices and one new affiliate agreement, including six in 2020 which are fully reflected in the year-ended December 31, 2021.
Organic growth, excluding the practices above, drove the remaining increase of drug and medical supply costs within cost of revenue. Patient encounters rose 5.8% at our practices and were the primary driver of the increased cost of revenue, resulting in an increase in costs of approximately $27.3 million. This increase was partially offset by a combination of lower drug and supply costs due to the service mix that patients required, resulting in an approximately $9.7 million reduction in costs when compared to the prior period. Further, an $8.2 million increase in organic practice costs was attributable to the inflationary effects of tight labor markets nationally.
General and administrative expense
The increase in general and administrative expense was primarily driven by the Company’s transition from a third party back office provider in 2021. This led to an increase of $25.6 million in costs due to the hiring of administrative and corporate personnel as well as a $10.6 million increase in other related transition costs. Additionally, there was a $3.6 million increase in compensation and benefits attributable to the inflationary effects of tight labor markets nationally, $2.7 million increase in rent and depreciation and amortization expense, $1.4 million in expenses associated with the Value Based Care program, as well as approximately $3.0 million increase of other G&A costs. This was partially offset by a decrease of $13.9 million in central service fees paid when the Company outsourced its back-office functions to a third-party.
Other Income (Expense)
	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$(1,419)	$(1,116)	$(303)	27.2%
Interest income	127	32	95	*
Other income, net	736	180	556	*
Total other expense	$(556)	$(904)	$348	(38.5)%
*	— % not meaningful
Interest expense
The increase in interest expense was due to an increase of $27.2 million in long-term borrowings offset by a decrease in interest rate, as a result of refinancing our credit agreement in the second quarter of 2021.
Other income, net
The increase of other income is primarily attributable to a $0.4 million increase in sublease rental income.
Income taxes
	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Income tax expense (benefit)	$460	$(783)	$1,243	(158.7)%
The Company’s effective income tax rate was 129.33% and (3.71%) for the years ended December 31, 2021 and 2020, respectively. The increase in income tax expense was primarily due to a significant decrease in pre-tax income from 2020 to 2021 attributable to the Company’s legal entities treated as partnerships for income tax purposes. As partnerships, these legal entities are not subject to income tax, which significantly impacts state taxes and nontaxable passthrough LLC income. Additionally, the Company established a full valuation allowance against its net deferred taxes at one of its corporate entities during 2021.

Our Adjusted EBITDA for recent comparative periods is presented as follows:
Comparison of the Three Months and Nine Months Ended September 30, 2023 and 2022
The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Net loss	$(29,205)	$5,607	$(34,812)	(620.9%)	$(40,797)	$1,227	$(42,024)	(3424.9%)
Interest expense, net	1,159	875	284	32.5%	4,001	1,930	2,071	107.3%
Depreciation and amortization	2,060	2,159	(99)	(4.6%)	6,368	5,318	1,050	19.7%
Income tax expense	315	—	315	*	315	—	315	*
Non-cash stock compensation	4,875	5	4,870	*	4,875	15	4,860	*
Operational transformation(a)	—	235	(235)	(100.0%)	—	1,409	(1,409)	(100.0)%
Gain/loss on derivative liabilities	3,316	—	3,316	*	8,382	—	8,382	*
Transaction expenses(b)	24,603	151	24,452	*	29,886	151	29,735	*
Adjusted EBITDA	$7,123	$9,032	$(1,909)	(21.1%)	$13,030	$10,050	$2,980	29.7%
*	— % not meaningful
(a)	Personnel costs associated with rationalization of our central services cost structure
(b)	Transaction expenses are one-time non-recurring and are a result of expenses incurred in connection with the Business Combination.
Adjusted Net Income
Management believes Adjusted Net Income is a useful non GAAP measure because it reflects the impact of non-recurring and recurring, non-cash gain/loss on derivatives and non-cash stock compensation related to the Class B-1 shares that vested in their entirety upon closing of the transaction on net income related to the closing of the Business Combination with DTOC. We define Adjusted Net Income as net income, plus (i) the mark to market charge on derivative liabilities that are (a) non-cash or (b) non-operating in nature, (ii) the mark to market, non-cash charge on the derivative related to the public and private warrants, and (iii) nonrecurring transaction costs incurred by the AON and DTOC in conjunction with the Business Combination. A reconciliation of Adjusted Net Income to net income/loss, its closes GAAP measure, is set forth in the table below.
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Net loss	$(29,205)	$5,607	$(34,812)	(620.9%)	$(40,797)	$1,227	$(42,024)	(3424.9%)
Plus: Non-cash stock compensation	4,875	5	4,870	*	4,875	15	4,860	*
Plus: Gain/loss on derivative liabilities	3,316	—	3,316	*	8,382	—	8,382	*
Plus: Transaction expenses(a)	24,603	151	24,452	*	29,886	151	29,735	*
Total Adjusted Net Income	$3,589	$5,763	$(2,174)	(37.7%)	$2,346	$1,393	$953	68.4%
*	— % not meaningful
(a)	Transaction expenses are one-time non-recurring and are a result of expenses incurred in connection with the Business Combination.

Comparison of the Years Ended December 31, 2022 and 2021
The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net income	$2,589	$(105)	$2,694	*
Interest expense, net	3,266	1,292	1,974	152.8%
Depreciation and amortization	6,719	6,079	640	10.5%
Income tax expense (benefit)	0	460	(460)	(100.0)%
Non-cash stock compensation	—	20	(20)	(100.0)%
Insourcing transition expenses**	—	1,886	(1,886)	(100.0)%
Other***	510	—	510	100.0%
Operational transformation****	1,726	—	1,726	100.0%
Transaction costs	3,277	—	3,277	100.0%
Adjusted EBITDA	$18,087	$9,632	$8,455	87.8%
*	% not meaningful
**	These expenses relate to incremental costs associated with our transition from a third-party back- office service provider to internal resources.
***	Costs incurred related to Hurricane Ian.
****	Personnel costs associated with rationalization of our central services cost structure.
Adjusted EBITDA was $18.1 million for the year ended December 31, 2022 as compared to $9.6 million for the year ended December 31, 2021. The increase in Adjusted EBITDA was primarily due to an increase in net income of approximately $2.7 million. Additionally, the Company incurred certain non-recurring expenses in the most recent period related to Hurricane Ian of approximately $0.5 million, operational transformation costs of $1.7 million, and personnel costs associated with the rationalization of our central services cost structure of $3.3 million, as well as $0.6 million of additional depreciation and amortization. This was partially offset by the non-recurrence of costs associated with our prior year insourcing efforts. As the number of oncology practices we have acquired has grown, and continues to grow, we have focused our resources in recent periods on building a sustainable, scalable, operating platform. This has included adding headcount and processes that we believe will allow us to continue to add additional physician practices without requiring this level of costs. The results of these efforts have led to compressed operating margins and reduced Adjusted EBITDA in the current period; however, we believe this positions us for profitable growth as we continue to expand our clinical footprint through both acquisitions and organic growth.
Comparison of the Years Ended December 31, 2021 and 2020
The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:
	Year Ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Net income	$(105)	$21,951	$(22,056)	(100.5)%
Interest expense, net	1,292	1,084	208	19.2%
Depreciation and amortization	6,079	3,656	2,423	66.3%
Income tax expense (benefit)	460	(783)	1,243	(158.8)%
Non-cash stock compensation	20	20	—	—
Insourcing transition expenses**	1,886	—	1,886	*
Adjusted EBITDA***	$9,632	$25,928	$(16,296)	(62.9)%
*	% not meaningful
**	These expenses relate to incremental costs associated with our transition from a third-party back-office service provider to internal resources.

Adjusted EBITDA was $9.6 million for the year ended December 31, 2021 as compared to $25.9 million for the year ended December 31, 2020. The decrease in Adjusted EBITDA was primarily due to a reduction in net income of approximately $22.1 million. The reduction in net income resulted from, in large part, due to the Department of Health and Human Services providing a one-time grant of $6.8 million in 2020 to support small businesses during the COVID-19 pandemic which is not required to be repaid, but no similar grant was provided in 2021. As the number of oncology practices we have acquired has grown, and continues to grow, we have focused our resources in recent periods on building a sustainable, scalable, operating platform. This has included adding headcount and processes that we believe will allow us to continue to add additional physician practices without requiring this level of costs. The results of these efforts have led to compressed operating margins and reduced Adjusted EBITDA in the current period; however, we believe this positions us for profitable growth as we continue to expand our clinical footprint through both acquisitions and organic growth.
Liquidity and Capital Resources
General
To date, the Company has financed its operations principally through the issuance of membership units and long-term debt, and to a lesser extent, cash flows from operations. As discussed below, on June 7, 2023, the Company entered into an agreement to issue Class C Preferred Units for net proceeds of approximately $64.5 million. As of September 30, 2023, the Company had $51.6 million of cash and cash equivalents, $26.0 million of short-term marketable securities, $81.3 million in outstanding long-term indebtedness, and $1.0 million of availability under its PNC Line of Credit.
The Company may incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments management intends to continue making in expanding operations and sales and marketing and due to additional general and administrative expenses management expects to incur in connection with operating as a public company. As a result, the Company may require additional capital resources to execute strategic initiatives to grow the business.
Management believes that the cash on hand, cash proceeds from the Class C issuance, and additional cash from the Business Combination will be sufficient to fund the Company’s operating and capital needs for at least the next 12 months. The Company’s actual results may vary due to, and its future capital requirements will depend on, many factors, including its organic growth rate and the timing and extent of acquisitions of new clinics and expansion into new markets. The Company could use its available capital resources sooner than management currently expects. The Company could use its available capital resources sooner than management currently expects. The Company may be required to seek additional equity or debt financing.
Reverse Recapitalization
The Company closed the Business Combination on September 20, 2023 (“the Closing” or the “Closing Date”). As of the Closing, the Company received $1.4 million of the remaining cash held in the Trust Account after all redemptions. On the Closing Date, the Company paid $7.1 million of DTOC transaction expenses incurred as a result of the Business Combination. The Company assumed an additional $6.1 million in liabilities, of which $3.4 million were related to an excise tax and $2.7 million related to unpaid transaction expenses incurred by DTOC as a result of the Business Combination.
The number of shares of Class A Common Stock that AON is obligated to register for resale in a prospectus pursuant to a registration rights agreement is in approximately 537% of the number of shares of Class A Common Stock currently outstanding because a significant portion of the shares to be registered under such prospectus represents shares that will be issued upon the exercise of warrants, or the conversion of our Class B Common Stock or the conversion of our Series A Preferred Stock. Such shares of Common Stock will represent a substantial portion of our public float. If the warrants are exercised and if our Class B Common Stock or Series A Preferred Stock are converted into Class A Common Stock, such shares of Class A Common Stock will be significantly dilutive and may cause a decline in the market price of our securities. Accordingly, if and to the extent we determine to raise additional capital in the future, there can be no assurance that such additional capital would be available on attractive terms, if at all. Following the expiration of the applicable lock-up restrictions described herein, the sale of the securities registered for resale hereunder, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. On November 14, 2023 the closing price of our Class A Common Stock was $6.30, and most of the Selling Securityholders have purchased certain shares at prices per share lower than such closing price. As a result, many of the Selling Securityholders may earn a positive rate of return by selling such shares, even if such sale results in a significant decline in the public trading price of our Class A Common Stock and such Selling Securityholders’ shares are sold at a lower public trading price. For example, based on the closing price of our Class A Common Stock of $6.30 on November 14, 2023, the Sponsors and other holders of the founder shares would experience a potential profit of up to approximately $6.30 per share, or approximately $52.5 million in the aggregate.
In the event of the exercise of any of warrants for cash, AON will receive the proceeds from such exercise. Assuming the exercise in full of all of the public warrants and private placement warrants for cash, AON would receive an aggregate of approximately $166.2 million, but would not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. To the extent any of the warrants are exercised on a “cashless basis,” AON will not receive any proceeds upon such exercise. AON expects to use any proceeds it receives from cash exercises of warrants for general corporate and working capital purposes. AON believes the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds AON would receive, is dependent upon the trading price of its Class A Common Stock, the closing price for which was $6.30 per share on November 14, 2023. If the trading price of Class A Common Stock is less than the $11.50 exercise price per share of the warrants, AON expects that warrant holders will not exercise their warrants. There is no guarantee the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and AON may receive no proceeds from the exercise of Warrants. As a result, AON does not expect to rely on the cash exercise of warrants to fund its operations and AON does not need such proceeds in order to support working capital and capital expenditure requirements for the next twelve months. AON will continue to evaluate the probability of warrant exercises and the merit of including potential cash proceeds from the exercise of the warrants in its future liquidity projections. AON instead currently expects that cash on hand, cash proceeds from the Class C issuance, and additional cash from the Business Combination, as described above, will be sufficient to fund the Company’s operating and capital needs for at least the next 12 months.
There were a significant number of redemptions in connection with the closing of the Business Combination, and as discussed above, it is unlikely that AON will receive significant proceeds from exercises of the warrants because of the disparity between the exercise price of the warrants and the current trading price of the Class A Common Stock. Notwithstanding, AON does not believe these factors adversely affect their current liquidity position. As of September 30, 2023, AON had $51.6 of cash and cash equivalents, $26.0 of marketable securities, $81.3 million in outstanding long-term indebtedness, and $1.0 of available credit under its PNC Loan Facility as described in the section below. Furthermore, AON expects that such capital resources will be supplemented by AON’s operating cash flow. Since AON did not receive and does not expect to receive significant capital from the Business Combination, and because AON still has such liquidity and capital resources available from its cash on hand, marketable securities, the PNC Loan Facility and its operating cash flow, AON did not experience a material change to its liquidity position as a result of the Business Combination. At the current time, unless an opportunistic circumstance arises, the Company does not have any plans to seek additional capital.
We note that the Sponsor is the beneficial owner of 8,112,500 shares of our Class A Common Stock (including the 2,839,375 Earnout Shares), and 6,113,333 private placement warrants, which, if exercised, would result in the Sponsor owning an aggregate of 14,450,833 shares of our Class A Common Stock, or approximately 90.9% of our outstanding Class A Common Stock as of November 17, 2023. We have filed a registration statement covering the (i) the issuance by us of up to 8,337,500 shares of class A common stock to be issued upon the exercise of 8,337,500 public warrants, which entitles its holder to purchase shares of Class A Common Stock at an exercise price of $11.50 per share and (ii) the resale of (a) an aggregate of 51,161,832 shares of Class A Common Stock by certain of the selling securityholders and (b) 6,113,333 private placement warrants to purchase shares of Class A Common Stock issued to the selling securityholders, which includes securities held by the Sponsor. So long as the prospectus within such registration statement is available for use by the Sponsor and its permitted transferees, the market price of our Class A Common Stock may be depressed because the Sponsor paid approximately $0.003 per share for its Founder Shares and the Sponsor and its permitted transferees may be incentivized to sell its securities when others are not.
Significant Financing Transactions
2020 Sale of Class A-1 Equity
In March of 2020, the Company sold 730 Class A-1 Units for gross proceeds of $30.0 million. Offering related costs of approximately $1.5 million were incurred, resulting in net proceeds to AON of approximately $28.5 million, which are recorded as a capital contribution in the Consolidated Statements of Members’ Equity. The proceeds from the investment were used primarily for capital expenditures and to fund additional acquisitions of physician practices.
2020 Debt Financing Activity
During 2020, the Company held various term loans with Truist Bank which were primarily used to finance acquisitions of various physician practices since the Company’s inception. The term loans, all of which had the same terms and provisions, were seven-year loans which required interest only payments for the first two years of the loan term. The base interest rate is the one-month LIBOR rate plus an applicable margin of 1.45% (1.60% at December 31, 2020). The Company made approximately $0.6 million in interest payments during 2020 on this loan. There was approximately $26.5 million outstanding as of December 31, 2020 related to these loans.
The Company also modified its existing revolving credit arrangement with Truist Bank during 2020. The original revolving line of credit was modified to extend the maturity date from April 2020 to September 2021, reduce the credit limit from $27.0 million to $10.0 million, and increase the interest rate applicable to all amounts outstanding under the revolver from one-month LIBOR plus 1.3% to one-month LIBOR plus 3.6% or 4.35%. The Company had $10.0 million outstanding related to the revolving line of credit with Truist Bank as of December 31, 2020.
2021 Debt Financing Activity
On April 30, 2021 the Company entered into the PNC Loan Facility (“Facility”) which was collateralized by the Company’s assets and outstanding patient accounts receivable. The Facility is guaranteed on a limited basis by the Company and shareholder of AON Partners and Partners of Maryland. The Facility is interest- only with total principal due upon maturity on April 30, 2024. Interest accrues at one-month LIBOR or an alternate base rate plus 1.45%. The Company received $65.0 million in proceeds (less related fees) under the Facility. The Company utilized $34.6 million of the proceeds to pay off the Truist Term Loans and Truist Revolver. The remaining funds were made available for working capital and acquisitions of additional physician practices. The Company paid approximately $1.4 million in interest payments in 2021.
On April 30, 2021, the Company also entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and bears interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus .65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum will be due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. From the date the PNC Line of Credit was executed through December 31, 2021, no draws had been made.
On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit from $65.0 million to $75.0 million.
2022 Debt Financing Activity
In 2022, the Company amended the PNC Facility and Line of Credit agreements. The primary changes included an increase of the Facility limit from $75.0 million to $125.0 million, a decrease of the PNC Line of Credit amount from $5.0 million to $1.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendments, the Company drew an additional $16.3 million in proceeds under the Facility.
The total amount outstanding under the PNC Facility as of September 30, 2023 and December 31, 2022 was $81.3 million, at an interest rate of 7.14% as of September 30, 2023. No amounts were drawn down on the PNC Line of Credit as of September 30, 2023 and December 31, 2022.
2023 Sale of Class C Equity
On April 27, 2023, AON and the AON Class C Preferred Investor entered into a Unit Purchase Agreement, which they subsequently amended and restated on June 7, 2023 (as amended, the “Unit Purchase Agreement”), which provides for an investment of at least $65.0 million with an option to increase the investment to $75.0 million in connection with the issuance of AON Class C Convertible Preferred Units (“AON Class C Units”) to the AON Class C Preferred Investor.
Pursuant to the Unit Purchase Agreement, on June 7, 2023, the AON Class C Preferred Investor purchased, and AON issued and sold to the AON Class C Preferred Investor, 2,459 AON Class C Units at an aggregate purchase price of $65.0 million. Under the Unit Purchase Agreement, the AON Class C Preferred Investor has an option to purchase an additional 378 AON Class C Units until the closing of the Business Combination (the “Closing”), at a purchase price of $26,432 per Unit. This option was not exercised and expired as of the Closing of the Business Combination. In connection with the Class C Unit sale, AON LLC amended and restated its operating agreement, to among other things, authorize 2,837 AON LLC Class C Units of which 2,459 were outstanding as of June 30, 2023 to the

AON Class C Preferred Investor. The AON LLC Class C Units were reclassified into AON LLC Series A Preferred Units as of September 20, 2023, the Closing Date. Concurrently, New AON issued a number of shares of New AON Series A Preferred Stock equal to the number of AON Series A Preferred Units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor. Promptly after the First Step, the AON Class C Preferred Investor merged with and into New AON whereby the separate existence of the AON Class C Preferred Investor ceased and New AON held all the AON Series A Preferred Units.
2023 Debt Financing Activity
On June 30, 2023, the Company entered into Amendment No. 7 to its PNC Loan Facility which primarily extended the maturity date of the Facility from April 30, 2024 to June 30, 2026.
Cash Flows
Historical information regarding sources of cash and capital expenditures in recent periods and analysis of those sources and uses is provided below.
Cash flows for the nine months ended September 30, 2023 and 2022 were as follows:
	Nine Months Ended September 30,		Change
(dollars in thousands)	2023	2022	$	%
Net cash (used) provided by in operations	$(6,160)	$1,630	$(7,790)	(477.9)%
Net cash used in investing activities	(24,673)	(13,059)	(11,614)	88.9%
Net cash provided by financing activities	55,560	15,758	39,802	252.6%
Cash flows from operating activities
Net cash used in operating activities was $6.2 million during the nine months ended September 30, 2023 compared to $1.6 million provided by operations for the comparable period for 2022. The $7.8 million period over period decrease in cash from operations was primarily attributable to:
•	The operating cash flows period over period were positively impacted by a $16.4 million improvement in net changes to working capital components.
•
The impacts from changes in the Medicare advance payments liability, which had no impact on cash flows in the nine month period ended September 30, 2023, but had a $3.7 negative impact in the nine-month period ended September 30, 2022.

•	These improvements above were offset by a $28.0 million reduction in cash provided by net loss including the effects of non-cash reconciling items.
Cash flows from investing activities
Net cash used in investing activities was $24.7 million for the nine months ended September 30, 2023 compared to $13.1 million for the comparable period for 2022. The increase in cash used period over period was primarily attributable to the following:
•
Purchases of marketable securities for the nine months ended September 30, 2023 of $20.8 million were offset by sales of marketable securities of $4.9 million. Purchases of marketable securities for the nine months ended September 30, 2022 were $11.9 million offset by sales of $2.0 million during this period. This difference resulted in a $6.0 million increase in cash used between periods.

•
The $4.5 million increase in purchases of property and equipment during the nine months ended September 30, 2023 compared to 2022 further increased the cash used between periods. Proceeds from disposals of property in the prior period of $1.1 million also contributed to the increase in cash used between periods.

Cash flows from financing activities
Net cash provided by financing activities was $55.6 million for the nine months ended September 30, 2023 compared to net cash provided of $15.8 million for the comparable period for 2022. The period over period increase in cash flows from financing activities was primarily attributable to the issuance of Class C Units which resulted in net proceeds of $64.2 million and proceeds received from the Reverse Recapitalization of $1.5 million. This was offset by distributions to Class A and A-1 members of $9.5 million paid in connection with the Business Combination. The increase in 2023 was further offset by the reduction in borrowings on long-term debt, which were $16.3 million in the prior period and $0.0 during the nine months ended September 30, 2023. There were no debt repayments during the period ended September 30, 2023.
Off Balance Sheet Arrangements
As of November 17, 2023, AON does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with AON is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.
AON does not engage in off-balance sheet financing arrangements.
Material Cash Requirements
Based on the Company’s borrowings under the long-term debt arrangement as of September 30, 2023, the Company expects future cash outflows related to interest expense (based on Bloomberg Short-Term Bank Yield Index rate of 7.14% as of September 30, 2023) of $1.4 million for the remainder of 2023 and $5.8 million in 2024.
The Company also expects a cash outflow of $81.3 million related to the repayment of principal when the PNC Loan Facility matures in June of 2026.
The Company expects the following cash flows related to operating leases with third parties: $1.0 million in 2023, $8.4 million in 2024, $7.4 million in 2025, $7.0 million in 2026, $5.8 million in 2027, and $21.1 million thereafter.
The Company expects the following cash flows related to operating leases with related parties: $0.6 million in 2023, $2.4 million in 2024, $2.3 million in 2025, $2.4 million in 2026, $2.3 million in 2027, and $3.0 million thereafter.
Cash outflows related to certain vendor contracts with committed expenditures are expected to total approximately $2.3 million. The timing of the expenditures is as follows: $0.8 million in 2023, and $1.5 million in 2024.
The Company does not have any significant supply or other arrangements which result in material cash requirements other than as described above.
Critical Accounting Policies and Estimates
The accompanying consolidated financial statements have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions are involved in the calculation of the Company’s allowance for contractual adjustments and allowances for uncollectible on accounts receivable, liabilities for provider compensation, and accrued insurance claim reserves. Actual results could differ from those estimates.
Private Warrants
The fair value of the Private Placement Warrants was determined using Level 3 inputs. The fair value of the Private Placement Warrants was estimated using the Black-Scholes Option Pricing model using the following inputs a) expected annual dividend b) expected volatility c) risk-free rate of return d) expected option term and e) underlying stock price.
Variable Interest Entities
AOMC is a wholly owned subsidiary of the Company and neither AOMC nor the Company has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are fully owned by physicians. The Company operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. The Company is paid a management fee to compensate AOMC for the services provided. AON Central Services is 80% physician owned and 20% owned by AON LLC. AOMC entered into an agreement with AON Central Services, effective January 1, 2023, for AOMC to provide qualified non-clinical and non-medical employees to AOMC to support the operation of the physician practices. AOMC pays a monthly management fee to AON Central Services equal to the aggregate cost of compensation, benefits and all other costs related to these employees.
Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners, Partners of Maryland and AON Central Services are all variable interest entities and AOMC is the primary beneficiary who holds the decision-making rights over the activities that most significantly impact AON Partners, Partners of Maryland and AON Central Services’ economic performance through the MSAs and other contractual agreements. Accordingly, the results of AON Partners, Partners of Maryland and AON Central Services have been consolidated with the Company for all periods presented. During the first quarter of 2023, Meaningful Insights Biotech Analytics, LLC (“MIBA”) was established which is also considered a VIE; however, as of September 30, 2023, it had immaterial activity.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenues and assets are in the United States.
Revenue Recognition
Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient encounters and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods.
As services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.
The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined.
The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.
Accounts Receivable
Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience.
Business Combinations
The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805) — Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.
Leases
The Company’s lease portfolio primarily consists of office and equipment leases for its practice facilities. The Company evaluates whether a contract is or contains a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: 1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment); and 2) the customer has the right to control the use of the identified asset. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As the Company’s operating leases do not generally provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s operating leases include the noncancellable period of the lease plus any additional periods covered by either a lessee option to extend (or not to terminate) the lease that the lessee is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the operating lease right-of-use (“ROU”) assets and lease liabilities are comprised of fixed payments (including in- substance fixed payments), variable payments that depend on an index or rate, and the exercise price of a lessee option to purchase the underlying asset if the lessee is reasonably certain to exercise.
The operating lease ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The operating lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date.

Professional Liability
The Company maintains an insurance policy for exposure to professional malpractice insurance risk beyond selected retention levels. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.
Fair Value of Financial Instruments
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.
Accounting guidance establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:
Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.
Level 2
Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3
Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy.
Our financial instruments include cash, short-term marketable securities, accounts receivable, notes receivable, accounts payable, accrued expenses, long-term debt and contractual agreements that resulted in derivative liabilities. Our nonfinancial assets such as property and equipment are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist.
The carrying amounts of cash, accounts receivable, accounts payable, notes receivable, and accrued expenses approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. We determine the fair value of long-term debt and marketable securities based on various factors including maturity schedules and current market rates.
The fair value of our derivative liabilities was determined using Level 1, Level 2, or Level 3 inputs. The fair value of derivatives that use Level 3 classified inputs was estimated using the Black-Scholes Option Pricing model. There were no transfers between any levels of the hierarchy during any periods presented.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk
Certain of AON’s outstanding indebtedness bears interest at a floating rate. As a result, AON may be exposed to fluctuations in interest rates to the extent of its borrowings under these arrangements. AON does not currently engage in any hedging or derivative instruments to attempt to offset this risk. Based on the total amount of variable debt outstanding as of September 30, 2023, if the Bloomberg Short-Term Bank Yield Index increased by 1.0% due to normal market conditions, AON’s interest expense will increase by approximately $0.8 million per annum.
AON had $81.3 million of borrowings under loans with variable rates as of September 30, 2023.
Inflation Risk
The healthcare industry is very labor intensive and salaries and benefits are subject to inflationary pressures, as are drug and medical supplies costs, medical equipment and other costs. The nationwide shortage of nurses and other clinical staff and support personnel has been a significant operating issue facing us and other healthcare providers. In particular, like others in the healthcare industry, we have experienced a shortage of nurses and other clinical staff and support personnel in certain geographic areas, which was largely driven by the COVID-19 pandemic. Nationally, the increase demand for healthcare workers has in some regions, required us to offer one-time retention bonuses, pay premium wages above standard compensation for essential workers, and even utilize higher cost temporary labor. This staffing shortage may require us to further enhance wages and benefits to recruit and retain nurses and other clinical staff and support personnel or require us to hire expensive temporary personnel. We have also experienced cost increases related to the procurement of medical supplies and equipment as well as construction of new facilities and additional capacity added to existing facilities. Our ability to pass on increased costs associated with providing healthcare to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices.
We minimize the impact of inflation on our labor, drug, and supply costs primarily through maintaining strong relationship with our suppliers and GPO and renegotiated contracts with our payors. In addition, AOP has a Pharmacy and Therapeutics Committee (“P&T Committee”) that meets biweekly to evaluate and modify the preferred drug formulary. The P&T Committee considers the following in its formulary recommendations: 1) evidence-based research demonstrating favorable clinical outcomes of such treatment; 2) potential adverse events or side effects of such treatment; and 3) cost of such treatment to the applicable stakeholder (patient and payor).